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                 INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


     This MANAGEMENT AGREEMENT, made this 14th day of June, 1995, by and between State Bond Investment Funds, Inc., a Maryland corporation (hereinafter called the "Investment Corporation"), and ARM Capital Advisors, Inc., a Delaware corporation (hereinafter called the "Manager"),

     WITNESSETH:

     WHEREAS, the Investment Corporation has been organized for the purpose of investing its funds in common stock and other securities, and wishes to make use of the experience, sources of information, advice, assistance and facilities available to the Manger, and to have the Manager perform for it various management, statistical, accounting and clerical services; and the Manager is willing to furnish such advice, facilities and services on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

     1. The Investment Corporation shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with a certified copy of all financial statements, and a singed copy of each report prepared by certified public accountants, and with such other information with regard to its affairs as the Manager may from time to time reasonably request.

     2. The Manager shall furnish to the Board of Directors and officers of the Investment Corporation advice and recommendations with respect to the acquisition, by purchase, exchange, subscription or otherwise, the holding and disposal, through sale, exchange or otherwise, of securities, and advice and recommendations with respect to other aspects of the business and affairs of the Investment Corporation; and shall perform such functions of management and supervision as may be directed by the Board of Directors of the Investment Corporation.

     3. The Manager shall supply at its expense, the Board of Directors and officers of the Investment Corporation with all statistical information reasonably required by them and reasonably available to the Manager; shall furnish the Investment Corporation with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Investment Corporation; shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Investment Corporation, to serve in the capacities in which they are elected. Other than as herein specifically indicated, the Manager will not be responsible for Investment Corporation expenses. Such Investment Corporation expenses include, by way of example but not by way of limitation, all expenses incurred in the operation of the Investment Corporation and any public offering of its shares including, among others, distribution fees payable pursuant to any plan of distribution pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("Rule 12b-1 Plan of Distribution"); legal, auditing and accounting expenses; interest, taxes, governmental fees or membership dues; brokerage commissions or charges; custodian, transfer agent or registrar fees; expense of preparing share certificates and other expenses of issue, sale, underwriting and distribution of its shares; expenses of redemption or repurchase of Investment Corporation shares; expenses of registering and distributing reports, notices and dividends to shareholders; costs of stationery; costs of stockholders and other meetings; and traveling expenses of officers, directors and employees, if any.

     4. No director, officer or employee of the Investment Corporation shall receive from the Investment Corporation any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Manager. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Manager's staff.

     5. As compensation for the services performed and the facilities furnished by the Manager, including the services of any consultants retained by the Manager, the Investment Corporation shall pay the Manager subject to the provisions of Paragraph 6 hereof, as promptly as possible after the last day of each month, a monthly fee of 1/12th of .65 of 1% on the first $100,000,000 of average net assets of the Investment Corporation, 1/12th of .60 of 1% on the next
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$100,000,000 of average daily net assets and 1/12th of .55 of 1% on average daily net assets over $200,000,000. The first payment shall be made as promptly as possible at the end of the month next succeeding the effective date of this contract, and shall constitute a full payment of the fee due the Manger for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Investment Corporation in the period from the beginning of such month to such date of termination and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Investment Corporation shall in all cases be based only on business days and shall be computed as of the time of closing of the New York Stock Exchange. Each such payment shall be accompanied by a report of the Investment Corporation or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

     The parties agree that from time to time, the Manager may recommend that the Investment Corporation execute all or a portion of its portfolio transactions through SBM Financial Services, Inc., or some other subsidiary or affiliate of the Manager; provided the execution of such portfolio transactions is consistent with the Fund's obligations under the Investment Company Act of 1940, as amended. When such recommendations are accepted by the officers of the Investment Corporation, and brokerage commissions are paid to SBM Financial Services, Inc., or any other subsidiary of the Manger, the management fee payable as above described will be reduced to the extent of the "net profits" of such brokerage operation as hereinafter defined. This offset will be credited after the close of the calendar year against the management fee due to the Manager for the next succeeding month or months.

     "Net profits" of the brokerage operations shall be determined in the following manner:

     Gross revenues of SBM Financial Services, Inc. (or other subsidiaries or affiliate) from brokerage transactions for the portfolio of the Investment Corporation will be credited to an "offset account" for the Investment Corporation.

     It is understood that brokerage services may also be rendered to others, including other funds and institutions, and revenues attributable to such other broker transactions will not be credited to the Investment Corporation's offset account. Those revenues which cannot be specifically attributed to a particular person or fund will be apportioned quarterly, on the basis of the volume of portfolio transactions of the Investment Corporation (whether transacted by the subsidiary or not), relative to the dollar volume of transactions of other funds (whether transacted by the subsidiary or not) for which the Manager (or a subsidiary) is the advisor, and a brokerage account is maintained with the Manager or its subsidiaries. Such dollar volume of portfolio transactions shall not include transactions in government securities, commercial paper, cash equivalents, net trades, or principal transactions of the Investment Corporation. This prorated amount will be credited to the offset account for the Investment Corporation. Revenues to be so apportioned shall include commissions received by the subsidiary from reciprocal transactions, including those participations in commissions generally known as "give ups."

     The offset account will be charged with all the direct expense of each transaction, such as clearing broker fees, floor broker fees, transfer taxes, exchange fees or other fees; and a share of the expense of the subsidiary brokerage operations. The share of expenses to be charged to the offset account shall be prorated on the basis of the subsidiary's gross brokerage revenues attributable to the Investment Corporation, attributable to the Investment Corporation, compared to the subsidiary's gross brokerage revenue from all sources. Such prorated expenses shall include salaries for all personnel regularly engaged in the brokerage operations, including record keeping, accounting and administration. If any employee who is regularly engaged in brokerage operations is not employed full time in such operation, the proportion of his salary that shall be deemed an expense that is to be prorated shall be determined according to generally accepted accounting principles. Other costs and expenses such as rent, telephone, stock quotation, and other expenses and adjustments customary to a brokerage operation which are made to the offset account shall be determined according to generally accepted accounting principles.

     In addition, there shall be a deduction for the expenses of general overhead, executive supervision, and general administration in an amount equal to 20% of the gross revenues allocated to the offset account. The net amount, determined as set forth above, shall be subject to a deduction for income taxes, the sum to deducted for this purpose is to computed as if the offset account were to file a separate income tax return. The balance of the account after all the above deductions will be considered "net profits."
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     6.  The maximum charges per annum incurred by the Investment Corporation, inclusive of management fee computed without regard to the offset described above, but exclusive of Rule 12b-1 Plan of Distribution fees, interest, taxes, brokerage fees, and extraordinary expenses, shall not exceed one and one-half percent (1 1/2%) of the first $30,000,000 of the average annual value of the net assets of the Investment Corporation and one percent (1%) of the average annual value of any additional net assets of the Investment Corporation, exclusive of the amount, if any, of funds borrowed for investment purposes, computed at least quarterly. The Manager will assume and pay all expenses of the Investment Corporation in excess of the expense limitations provided for herein, up to an amount not exceeding its management and advisory fees for the period for which reimbursement is made, such reimbursement to be made not less frequently than annually.

     7. Appropriate officers of the Manager shall provide the directors of the Investment Corporation with such information as is required by any plan of distribution adopted by the Investment Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended.

     8. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Investment Corporation in following or declining to follow any advice or recommendations of the Manager.

     9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a director, officer or employee of the Investment Corporation to engage in any other business or to devote this time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     10. As used in this Agreement, the terms "assignment" and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the Investment Company Act of 1940.

     11. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Investment Corporation without the consent of the Manager.

     12. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Board of Directors of the Investment Corporation or by vote of a majority of the outstanding voting securities of the Investment Corporation by sixty days' written notice addressed to the Manager at its principal place of business; and (b) by the Manager by sixty days' written notice addressed to the Investment Corporation at its principal place of business.

     13. This Agreement shall be submitted for approval to the Board of Directors of the Investment Corporation annually and shall continue in effect only so long as specifically approved annually by the Board of Directors or by a majority of the outstanding voting securities, and in either event by the vote of a majority of the directors who are not parties to such contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     14. This Agreement shall become effective as of the later of June 14, 1995 or the date of this Agreement is approved by a vote of the holders of at least a majority of the outstanding voting securities, as defined in the Investment Company Act of 1940, of the Investment Corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


                             STATE BOND INVESTMENT FUNDS, INC.


                             By:  /s/ Edward L. Zeman
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                             Its:  Vice President
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                             ARM CAPITAL ADVISORS, INC.


                             By:  /s/ Martin H. Ruby
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                             Its:  Co-Chief Executive Officer
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